Exhibit 5.4

April 8, 2004

Atrium Companies, Inc.
3890 West Northwest Highway, Suite 500
Dallas, Texas 75220

Re: Local Counsel Opinion for Wing Industries, Inc., a Texas corporation and Atrium Door and Window Company – West Coast, a Texas corporation (collectively, the “Texas Guarantors”)

Ladies and Gentlemen:

     We have acted as special Texas counsel to the Texas Guarantors, subsidiaries of Atrium Companies, Inc., a Delaware corporation (“Atrium Companies”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Atrium Companies and the subsidiaries of Atrium Companies, including the Texas Guarantors, listed in the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Atrium Companies of up to $50,000,000 aggregate principal amount of its 101/2% Senior Notes due 2009, Series A (collectively, the “New Notes”) and the issuance by Atrium Companies’ domestic subsidiaries, other than its special purpose finance subsidiary (collectively, the “Guarantors”) of guarantees (collectively, the “Guarantees”) of Atrium Companies’ payment and performance obligations under the Indenture (hereinafter defined) and the New Notes. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

     The New Notes and the Guarantees will be issued under that certain Indenture, dated as of May 17, 1999, as amended by that certain First Supplemental Indenture dated as of October 25, 2000, that certain Second Supplemental Indenture dated as of January 23, 2003 and that certain Third Supplemental Indenture (the “Third Indenture”), dated as of November 18, 2003 (as so supplemented, the “Indenture”), by and among Atrium Companies, as issuer, the Guarantors and U.S. Bank National Association, as trustee. The holder of the New Notes shall cause Atrium Companies to offer the New Notes in exchange for $50,000,000 aggregate principal amount of its outstanding 101/2% Senior Notes due 2009, Series B.

     In rendering our opinions expressed below, we have examined the Guarantees and the Third Indenture (collectively, the “Transaction Documents”) and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

     In rendering our opinions set forth below, we have assumed (1) the authenticity of all documents submitted to us as originals, (2) the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies, (3) the legal capacity for all purposes relevant hereto of all natural persons, (4) with respect to all parties to agreements or instruments relevant thereto other than the Texas Guarantors, that such parties (i) are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation or formation, (ii) have the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, (iii) have fulfilled and complied with their obligations under such agreements or instruments to the extent required thereunder to date, (5) that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties, and (6) that Atrium Companies has received the consideration provided in such documents to be received prior to the date hereof. As to questions of fact material to our opinions, we have relied upon the assumptions made herein and certain certificates previously delivered to us by certain public officials of the State of Texas.

     Our opinions expressed below as to certain factual matters are qualified as being limited “to our knowledge” or by other words to the same or similar effect. Such words, as used herein, mean the information known to the attorneys in this firm directly involved in the representation of the Texas Guarantors in the transaction described herein which would give such attorneys current actual knowledge of the existence of facts contrary to the facts so qualified. In rendering such opinions, we have not (1) conducted any independent investigation or review of any factual matter (or the existence thereof), or (2) consulted with other attorneys in our firm with respect to the matters covered thereby. No inference as to our knowledge with respect to such matters should be drawn from the fact of our representation of the Texas Guarantors.

     Based on the foregoing, and subject to the further qualifications hereinafter set forth, we are of the opinion that:

     1. As of the date of this opinion, the Texas Guarantors are corporations duly organized, validly existing, and in good standing under the laws of the State of Texas and have all requisite power and authority, corporate or otherwise, to execute, deliver and perform all of their obligations under the Transaction Documents;

     2. The Texas Guarantors have duly authorized, executed and delivered the Transaction Documents; and

     3. The execution and delivery by the Texas Guarantors of the Transaction Documents and the performance of their obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not (i) require any consent or approval of their stockholders, or (ii) violate any provision of any law, rule or regulation of the State of Texas or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each of the Texas Guarantors which violation would (x) impair their ability to perform their obligations under the Guarantees, or (y) have a material adverse effect on their financial condition, properties or operations, or violate any of their respective charters or by-laws.

     The opinions set forth above are subject to the following qualifications and exceptions:

     We are members of the Bar of the State of Texas. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the State of Texas. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof. The opinions contained herein are limited solely to the matters stated in Paragraphs 1 through 3 hereof and no opinion is to be inferred or may be implied beyond the matters expressly stated herein. This opinion has been rendered solely for your benefit and may not, without our prior written consent, be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, other than as set forth below.

     We hereby consent to the references in the Registration Statement, to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours, JACKSON WALKER L.L.P.
By:
Bryan C. Birkeland, Partner

By:
Michael P. Haggerty, Partner